Exhibit 99.1

FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC. ACQUIRES

6.53-ACRE LAND PARCEL IN CANADA

A Proposed 108,800 Net Rentable Square Foot

Self-Storage Facility is Planned for 4.36 Acres

BRAMPTON, Ontario, Canada – September 28, 2011 – Strategic Storage Trust, Inc. (SSTI), a publicly registered non-traded REIT targeting the self-storage market, purchased a 6.53-acre land site for approximately $5.1 million (CAD). Plans for the site include developing a class A, five building self-storage facility on 4.36 acres totaling approximately 930 units. The remaining 2.17 acres may be redeveloped for retail use.

Toronto-based Budget Development Partners, a developer and manager of self-storage properties, will oversee the development efforts of the proposed 108,800 net rentable square foot self-storage facility.

“This site is ideal for self-storage development due to its prime access to nearby highways along a major retail road like Queen St,” said H. Michael Schwartz, SSTI’s chairman and CEO. “The city of Brampton’s proximity to downtown Toronto and Pearson International makes this area a desirable location for residential development, and perfect for a new first class storage facility, which will be representative of the SmartStop brand.”

The land is located just west of Hwy 427 between Queen St. and Brewster Rd near the intersection of The Gore Rd and Queen St. Once completed, the new site will be rebranded under the SmartStop™ Self Storage trade name.

“This acquisition represents one of the last available small retail parcels along this highly sought after corridor,” said Reade DeCurtins, senior partner at Budget Development. “Due to rapid growth, scarcity of land and stout demographics, this area has become one of the most attractive areas for development in the entire country.”

Last year, Strategic Storage Holdings, LLC (SSH) – an affiliate of SSTI – agreed in principle to a joint venture with Budget Development to build new self-storage facilities or redevelop existing industrial buildings throughout Canada, as well as actively acquire operational self-storage properties.

Since the launch of SSTI in 2008, SSTI’s portfolio of wholly-owned properties has expanded to include 78 properties in 17 states and Canada.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace. SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing self-storage REITs nationwide. The Strategic Storage Trust management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. The REIT’s storage facilities are being branded as SmartStop™ Self Storage throughout the country. Its portfolio includes approximately 52,000 self-storage units and 6.4 million rentable square feet of storage space.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

Media Contacts:

Vanessa Showalter

Media Strategist

Anton Communications

949-748-0542

vshowalter@antonpr.com

www.antonpr.com

Genevieve Anton

Principal

Anton Communications

714-544-6503

ganton@antonpr.com

www.antonpr.com